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                                                                    EXHIBIT 99.1

FRUIT OF THE LOOM, LTD.                                    FOR IMMEDIATE RELEASE
200 W. Madison Ave.
Suite 2700                                                         NEWS RELEASE
Chicago, Illinois  60606

Contact:  Stephanie Hoefken
          Richards/Gravelle
          Phone:  (214) 891-7693
          stephanie_hoefken@richards.com

             FRUIT OF THE LOOM FILES A JOINT PLAN OF REORGANIZATION

(Chicago, IL) March 15, 2001 - Fruit of the Loom, Ltd., Fruit of the Loom, Inc., and certain of their subsidiaries (the "Company"), announced today the filing of a Joint Plan of Reorganization (the "Reorganization Plan") with the United States Bankruptcy Court for the District of Delaware in Wilmington. The Reorganization Plan is supported by the steering committees of the Company's pre-petition secured lenders and secured noteholders holding or representing approximately $1.2 billion of the Company's pre-petition secured debt. The Company is continuing discussions with the official committee of unsecured creditors and is hopeful that a consensual resolution will be reached, enabling this committee to also support the Reorganization Plan.

The Reorganization Plan provides that the Company would emerge from Chapter 11 with a substantially deleveraged balance sheet, and that the pre-petition secured creditors would receive 99% of the reorganized company's common stock and up to $300 million in unsecured senior notes. Current holders of Fruit of the Loom, Ltd.'s equity interests will have their shares cancelled under the Reorganization Plan and will receive no distribution thereunder.

Fruit of the Loom, Ltd. also announced that it intends to file its Scheme of Arrangement in the Grand Court of the Cayman Islands on or about March 19, 2001. The terms of the Scheme of Arrangement are complementary to the terms of the Reorganization Plan, and will receive the support of the Joint Provisional Liquidators appointed by the Grand Court of the Cayman Islands.

"The Company's consistent improvement in operations and cost reductions have given us the momentum to reach this significant milestone toward the Company's emergence from bankruptcy," said Chief Executive Officer Dennis Bookshester. "Additionally, the contributions made by our employees remain central to the Company's improved performance and long-term success."

Fruit of the Loom filed its Chapter 11 case on December 29, 1999, in the United States Bankruptcy Court for the District of Delaware in Wilmington.


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Fruit of the Loom (OTC: FTLAQ) is a leading international, vertically integrated basic apparel company, emphasizing branded products for consumers of all ages. The Company is one of the world's largest manufacturers and marketers of men's and boys' underwear, women's and girls' underwear, printable T-shirts and fleece for the Activewear industry, casualwear and childrenswear. Fruit of the Loom employs approximately 27,000 people in more than 60 locations worldwide. The Company sells its products principally under the FRUIT OF THE LOOM(R) and BVD(R) brands. For more information about the Company and its products, visit http://www.fruit.com.

Except for historical information contained herein, information set forth in this news release may contain forward-looking statements and information, which describe or reflect the Company's beliefs concerning future business conditions and the outlook for the Company. These forward-looking statements are subject to risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include, but are not limited to, the following: the ability of the Company to continue operating as a going concern and successfully emerge from bankruptcy, the Company's ability to successfully execute its corporate strategy in a competitive marketplace, the financial strength of the retail industry, particularly the mass merchant channel, the level of consumer spending for apparel, the amount of sales of the Company's Activewear screenprint products, the competitive pricing environment within the basic apparel segment of the apparel industry, the Company's ability to develop, market and sell new products, the Company's successful planning and execution of production necessary to maintain inventories at levels sufficient to meet customer demand, the Company's effective income tax rate, the success of planned advertising, marketing and promotional campaigns, political and regulatory uncertainty that could influence international activities, the resolution of legal proceedings and other contingent liabilities, and weather conditions in the locations in which the Company manufactures and sells its products. Please refer to the Company's documents on file with the Securities and Exchange Commission and the U.S. Bankruptcy Court in Delaware for other risks and uncertainties and for additional information that the Company is required to report to the U.S. Bankruptcy Court on a monthly basis. The Company assumes no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

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